                                                                    EXHIBIT 12.4

                             Offer to Acquire Notes
                             ----------------------
                               February 12, 1999

     Western Gas Resources, Inc., and Guarantors (collectively "Company") pursuant to that certain Note Purchase Agreement dated as of November 29, 1995, (the "Agreement") as amended to date, by and among the Company and the Purchasers named therein relating to the purchase and sale of the Company's 8.02% Senior Notes due December 1, 2005 (the "Notes") hereby offers (the "Offer") to acquire the Notes pursuant to Paragraph 4D., of the Agreement under the following terms and conditions. Unless otherwise defined herein, the terms defined in the Agreement shall be used herein as therein defined.

     This Offer is being made to Purchasers for payment of the Notes in full at par value of the principal amount with accrued interest on such amount being paid on the "Payment Date" as defined below. The principal amount and accrued interest due to each Purchaser under this Offer is as per Schedule I attached hereto. This Offer will expire at 8:00 am MST on Tuesday, February 16, 1999 ("the Expiration"). The "Payment Date" hereunder is March 1, 1999.

     Upon receipt of full payment in accordance with the foregoing terms, each accepting Purchaser shall surrender its Notes to the Company.

     From the date of this Offer until the timely receipt of full payment by accepting Purchasers in accordance with the foregoing terms of this Offer, each Purchaser by accepting this Offer agrees to waive the Company's compliance with
(i) Section 6A(l) of the Agreement for the fiscal quarter ended December 31, 1998 so long as Tangible Net Worth is not less than $300,000,000 for the fiscal quarter ended December 31, 1998, (ii) Section 6A(3) of the Agreement for the fiscal quarter ended December 31, 1998 so long as Adjusted Consolidated Debt does not exceed 60% of Consolidated Net Tangible Assets for the fiscal quarter ended December 31, 1998, and (iii) Section 6A(4) of the Agreement for the fiscal quarter ended December 31, 1998 so long as the Fixed Charge Coverage Ratio is greater than 2.80 to 1.00 during such period.

     Should the Company, its successors or assigns offer to acquire or prepay the Notes, in whole or in part, in either case, with Yield-Maintenance, at any time, through and including August 12, 2000, the Company shall promptly notify accepting Purchasers of such offer or prepayment pursuant to the terms of the Agreement. The Company will also pay such Yield-Maintenance to the Purchasers who accept this Offer and will make such payment in the same proportion to the principal amount of the Notes of such Purchaser as presented on Schedule I, and under the same terms as offered to Purchasers.

Offer to Acquire Note
February 12, 1999
Page 2


     Based upon the foregoing terms and conditions contained in this offer to acquire Notes, please indicate below your acceptance or nonacceptance of the terms hereof and return by facsimile transmission to the Company. Your failure to respond prior to the Expiration shall be deemed to constitute your decision to decline this Offer.

           X    The undersigned Purchaser ACCEPTS the Offer
         -----
                under the terms and conditions of this Offer by Company;


                The undersigned Purchaser DECLINES the Offer
         -----
                under the terms and conditions of the Offer by Company;


                Dated this day of      day of         , 1999
                                  ----        --------

Western, Gas Resources, Inc.


  /s/  Vance S. Blalock
---------------------------
By:
Name:  VANCE S. BLALOCK
Title: TREASURER
Fax:   (303) 254-9794

Offer to Acquire Notes
February 12, 1999
Page 3

ACKNOWLEDGED AND ACCEPTED:

THE VARIABLE ANNUITY
LIFE INSURANCE COMPANY

By:
   -----------------------------

AMERICAN GENERAL LIFE
INSURANCE COMPANY

By:
   -----------------------------

GULF LIFE INSURANCE COMPANY

By:
   -----------------------------

FIRST ALLMERICA FINANCIAL
LIFE INSURANCE COMPANY

By:
   -----------------------------

ALLMERICA FINANCIAL LIFE
INSURANCE AND ANNUITY COMPANY

By:
   -----------------------------

J. ROMEO & CO., as nominee for
MONY LIFE INSURANCE COMPANY

By: /s/ [ILLEGIBLE]
   -----------------------------
        Partner

Offer to Acquire Notes
February 12, 1999
Page 4


SCHEDULE I

                      Accrued
 Principal            Interest
-----------         -----------
$13,000,000         $263,546.11  The Variable Annuity Life Insurance Company
$ 5,000,000         $101,363.89  American General Life Insurance Company
$ 2,000,000         $ 40,545.56  American General Life and Accident Insurance Company
                                       (successor in interest to Gulf Life Insurance Company)

$15,000,000         $304,091.67  J. Romeo & Co., as nominee for MONY Insurance Company

$4,000,000          $ 81,091.11  First Allmerica, Financial Life Insurance Company
$3,000,000          $ 60,818.33  Allmerica Financial Life Insurance and Annuity Company